Exhibit 99.1
The Lorain National Bank
401(k) Plan

Financial Report
December 31, 2006

The Lorain National Bank 401(k) Plan

Contents

Report Letter	1-2

Statement of Net Assets Available for Plan Benefits	3

Statement of Changes in Net Assets Available for Plan Benefits	4

Notes to Financial Statements	5-11

Schedule of Assets Held at End of Year	Schedule 1

Schedule of Reportable Transactions	Schedule 2

Report of Independent Registered Public Accounting Firm
To the Plan Administrator
The Lorain National Bank 401(k) Plan
We have audited the accompanying statement of net assets available for plan benefits of The Lorain National Bank 401(k) Plan (the “Plan”) as of December 31, 2006 and 2005 and the related statement of changes in net assets available for plan benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the assets available for plan benefits of the Plan as of December 31, 2006 and 2005 and the changes in assets available for plan benefits for the years then ended, in conformity with accounting principles generally accepted in the United States of America.
Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets held as of December 31, 2006 and schedule of reportable transactions for the year ended December 31, 2006 are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor’s Rules and

Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These supplemental schedules are the responsibility of the Plan’s management. The supplemental schedules have been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.

        /s/ Plante & Moran PLLC

Auburn Hills, Michigan
July 16, 2007

The Lorain National Bank 401(k) Plan

Statement of Net Assets Available for Plan Benefits

	December 31
	2006	2005

Assets
Cash	$6,711	$3,746
Investments — At fair value (Notes 3 and 6):
Non-participant directed
Common stock — LNB Bancorp, Inc.	2,640,353	2,614,312

Participant directed
Short-term cash investments	109,175	125,575
Common collective trust funds	2,732,663	2,067,278
Participant loans	100,548	57,295

Total Investments	5,582,739	4,864,460

Contribution receivable	41,860	251,899

Net Assets Available for Plan Benefits	$5,631,310	$5,120,105

See Notes to Financial Statements.

The Lorain National Bank 401(k) Plan

Statement of Changes in Net Assets Available for Plan Benefits
Years Ended December 31, 2006 and 2005

	Years Ended December 31
	2006	2005

Additions
Investment income (loss):
Dividends	$114,224	$92,628
Interest	3,876	—
Net depreciation in fair value of investments (Note 3)	(47,558)	(324,455)

Total investment income (loss)	70,542	(231,827)

Contributions:
Employer	270,923	251,899
Participants	779,213	692,213
Participant rollovers	55,188	—

Total contributions	1,105,324	944,112

Total additions	1,175,866	712,285

Deductions - Distributions to participants	(664,661)	(866,577)

Net Increase (Decrease) in Assets Available for Benefits	511,205	(154,292)

Net Assets Available for Plan Benefits - January 1	5,120,105	5,274,397

Net Assets Available for Plan Benefits - December 31	$5,631,310	$5,120,105

See Notes to Financial Statements.

The Lorain National Bank 401(k) Plan

Notes to Financial Statements
December 31, 2006 and 2005
Note 1 — Description of Plan
The following is a general description of The Lorain National Bank 401(k) Plan (the “Plan”). Participants should refer to the plan agreement for a more complete description of the Plan’s provisions.

General - The Plan is a defined contribution plan sponsored by The Lorain National Bank (the “Bank”), a wholly owned subsidiary of LNB Bancorp, Inc. (the “Bancorp” or the “Corporation”), covering substantially all employees of the Bank and related Bancorp affiliates for which the Bank acts as common paymaster. An employee is eligible to participate in the Plan after the attainment of age 19 and completion of 90 days of service, as defined in the Plan. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

Under the terms of the Plan, the Investment and Trust Services Division of the Bank acts as trustee for the Plan and, as such, manages a trust fund, which includes all of the Plan’s assets. The Plan stipulates that employer-matching contributions will be invested in LNB Bancorp, Inc. common stock.

The board of directors of The Lorain National Bank, the Corporation’s wholly owned subsidiary, authorized the Bank as employer and trustee to execute an Adoption Agreement for the 401(k) Plan and Trust (the “Plan”), effective January 1, 2001. The Plan amended and restated the Lorain National Bank Stock Purchase Plan. The Plan is established in accordance with the requirements under Section 401(a) and Section 401(k) of the Internal Revenue Code. The Plan was submitted to the Internal Revenue Service (IRS) for determination by the IRS that the Plan is qualified under Section 401(a) of the Internal Revenue Code and that its trust qualified under Section 501(a) of the Internal Revenue Code. LNB Bancorp, Inc. believes that the Plan complies with the requirements under Section 401(a) and Section

The Lorain National Bank 401(k) Plan

Notes to Financial Statements
December 31, 2006 and 2005
Note 1 — Description of Plan (Continued)
401(k) of the Internal Revenue Code. The Plan offers the investment choices of Money Market Mutual Funds, U.S. Treasury Index Funds, Equity Mutual Funds, International Mutual Funds, and LNB Bancorp, Inc. common stock.

Contributions - The Plan allows participants to make pretax contributions up to the maximum dollar limits set by the IRS, which is $15,000 for 2006, plus a $5,000 catch-up contribution for employees over the age of 50 (comparable amounts for the year ended December 31, 2005 were $14,000 and $4,000, respectively). Based on number of hours worked or paid, certain participants in the Plan are eligible to receive employer contributions. Each year the employer will make a matching contribution to the Plan equal to 50 percent of the employee’s salary reduction election but limited to 3.0 percent of the employee’s annual compensation. The amount of employer contributions were $270,923 and $251,899 for 2006 and 2005, respectively. The Bank makes its matching contributions to the Plan biweekly. Prior to March 2006, the matching contributions were made to the Plan annually.

Employee contributions are invested according to participant investment elections for pretax contributions. If an employee has not made investment elections, the employee contributions will be invested in the Federated Money Market Fund. Employer contributions are not participant-directed and are invested in LNB Bancorp, Inc. common stock.

To receive an employer contribution, a participant must participate in the plan. A participant’s account also receives the employer contribution for the year in which they retire, become disabled, or die.

The Lorain National Bank 401(k) Plan

Notes to Financial Statements
December 31, 2006 and 2005
Note 1 — Description of Plan (Continued)
Participant Accounts - Each participant’s account is credited with the participant’s contribution and the Bank’s contribution, and an allocation of plan earnings. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.

Forfeitures - At December 31, 2006 and 2005, there were no outstanding forfeited nonvested accounts. Forfeitures are used to reduce future employer contributions.

Vesting - Participants are immediately vested in their voluntary contribution plus any earnings accrued thereon. Participants are immediately vested in the employer’s match for the current plan year.

Payment of Benefits - Upon termination of service, the vested amount of the Bank’s contributions and earnings thereon is paid at the election of the participant in cash. Participants can elect to receive their voluntary contributions and earnings thereon in a single lump-sum cash payment or in substantially equal installments over a period of not more than the assumed life expectancy of the participant and the participant’s beneficiary.

Withdrawals - Aside from normal retirement distributions, in-service withdrawals relative to the pre-2000 after-tax savings and company match may be withdrawn at any time. In accordance with plan provisions, pretax savings may also be withdrawn for reasons of extreme financial hardship as defined under federal law. An employee can make only one withdrawal in any twelve-month period, relative to the Stock Purchase Plan provision, of pre-2000 after tax dollars and employer match.

The Lorain National Bank 401(k) Plan

Notes to Financial Statements
December 31, 2006 and 2005
Note 1 — Description of Plan (Continued)
Participant Loans - Participants may borrow from their fund accounts a minimum of $1,000 up to a maximum equal to the lesser of $50,000 or 50 percent of their account balance, whichever is less. The loans are secured by the balance in the participant’s account and are charged a rate of interest commensurate with local prevailing rates as determined by the plan administrator. Principal and interest are paid ratably through biweekly payroll deductions.

Plan Expenses - The administrative expenses of the Plan are paid by the Bank.
Note 2 — Significant Accounting Policies
Basis of Presentation - The financial statements of the Plan are prepared using the accrual basis of accounting.

Investment Valuation and Income Recognition - The Plan’s investments are stated at fair value. Quoted market prices are used to value investments. Purchases and sales of securities are recorded on a trade-date basis. Dividends are recorded on the ex-dividend date. Participant loans are valued at outstanding balances, which approximates fair value.

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires plan management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of additions and deductions during the reporting period. Actual results could differ from those estimates.

The Lorain National Bank 401(k) Plan

Notes to Financial Statements
December 31, 2006 and 2005
Note 3 — Investments
The following table presents the fair value of investments that represented five percent or more of the Plan’s assets at December 31, 2006 and 2005.

	2006	2005

Common stock — LNB Bancorp, Inc. - 164,508 and 145,644	$2,640,353	$2,614,312
common shares in 2006 and 2005, respectively**
Common collective trust funds:
State Street Global Advisors Growth & Income Fund #110	886,016	751,155
State Street Global Advisors S&P Mid-Cap Stock Fund #500	447,883	333,221

During the years ended December 31, 2006 and 2005, the Plan’s investments (including investments bought, sold, and held during the year) appreciated (depreciated) in value as follows:

	2006	2005

Common stock — LNB Bancorp, Inc.**	$(305,441)	$(548,507)
Common collective trust funds	257,883	224,052

Total	$(47,558)	$(324,455)

** Non-participant directed

The Lorain National Bank 401(k) Plan

Notes to Financial Statements
December 31, 2006 and 2005
Note 4 — Plan Termination
The Bank has voluntarily agreed to make contributions to the Plan. Although the Bank has not expressed any intent to terminate the plan agreement, it may do so at any time. In the event of such termination, each participant will receive 100 percent of the amounts contributed to the Plan and earnings thereon, and the vested amount of the Bank’s matching contribution.
Note 5 — Federal Income Taxes
The Internal Revenue Service issued its latest determination letter on January 27, 2003, which stated that the Plan and underlying trust, as designed, qualify under the applicable provisions of the Internal Revenue Code. In the opinion of the plan administrator, the Plan and its underlying trust have operated within the terms of the Plan and remain qualified under the applicable provisions of the Internal Revenue Code.

The Lorain National Bank 401(k) Plan

Notes to Financial Statements
December 31, 2006 and 2005
Note 6 — Party-in-Interest Transactions
The following is a summary of transactions in common stock of LNB Bancorp, Inc., 100 percent owner of the Bank, during the years ended December 31, 2006 and 2005:

	Number
	of Shares	Fair Value

Balance at December 31, 2004	164,469	$3,309,126

Purchases	19,813	491,492
Distributions	(38,638)	(637,799)
Net depreciation	—	(548,507)

Balance at December 31, 2005	145,644	2,614,312

Purchases	38,900	691,263
Distributions	(20,036)	(359,781)
Net depreciation	—	(305,441)

Balance at December 31, 2006	164,508	$2,640,353

Note 7 — Assets Available for Distribution to Participants
The following is a summary of the assets available for distribution to participants as of December 31, 2006 and 2005:

	2006	2005

Assets payable to terminated participants	$919,900	$725,417
Assets available for continuing participants	4,711,410	4,394,688

Total	$5,631,310	$5,120,105

The Lorain National Bank 401(k) Plan

Schedule of Assets Held at End of Year
Form 5500, Schedule H, Item 4i
EIN 34-0869480, Plan No. 003
December 31, 2006

	(c)
(a)(b)	Description of Investment, Including		(e)
Identity of Issuer, Borrower,	Maturity Date, Rate of Interest,	(d)	Current
Lessor, or Similar Party	Collateral, Par, or Maturity Value	Cost	Value

LNB Bancorp, Inc.*	Common stock — 164,508 shares	$2,002,274	$2,640,353

State Street Global Advisors	Short Term Investment Fund #200	**	109,175

Lorain National Bank 401(k) Plan	Participant loans	**	100,548

	Common collective trust funds:
State Street Global Advisors	Aggregate Bond Index Fund #310	**	2,928

State Street Global Advisors	Growth Fund #120	**	163,415

State Street Global Advisors	Growth & Income Fund #110	**	886,016

State Street Global Advisors	Income Plus Fund #100	**	74,334

State Street Global Advisors	International Stock Fund #600	**	80,367

State Street Global Advisors	Long Treasury Index Fund #300	**	46,356

State Street Global Advisors	Nasdaq 100 Stock Fund #520	**	84,574

State Street Global Advisors	Russell 2000 Stock Fund #510	**	263,035

State Street Global Advisors	S&P 500 Stock Fund #400	**	245,116

State Street Global Advisors	S&P Growth Stock Fund #420	**	129,332

State Street Global Advisors	S&P Mid-Cap Stock Fund #500	**	447,883

State Street Global Advisors	S&P Value Stock Fund #410	**	151,633

State Street Global Advisors	Stable Value Fund #210	**	148,190

State Street Global Advisors	US REIT Index Fund #530	**	9,484

	Total investments		$5,582,739

*	Party in interest
**	Cost information not required
Schedule 1

The Lorain National Bank 401(k) Plan

Schedule of Reportable Transactions
Form 5500, Schedule H, Item 4i
EIN 34-0869480, Plan No. 003
Year Ended December 31, 2006

	(b)				(f)		(h)
	Description of Asset (Including	(c)	(d)	(e)	Expense	(g)	Current Value of	(i)
(a)	Interest Rate and Maturity	Purchase	Selling	Lease	Incurred with	Cost of	Asset on	Realized Net
Identity of Party Involved	in Case of a Loan)	Price	Price	Rental	Transaction	Asset	Transaction Date	Gain (Loss)

A series of transactions (Category (iii)) that in the aggregate amount to more than 5 percent of the beginning value of plan assets:

LNB Bancorp, Inc.*	LNB Bancorp, Inc. common stock:
	purchases	$691,263	$—	$—	$—	$691,263	$691,263	$—
	sales	—	225,462	—	—	243,481	225,462	(18,019)
	distributions in kind	—	134,319	—	—	80,418	134,319	53,901
* party-in-interest
Schedule 2